EXHIBIT 99.1

NGP Capital Resources Company Names Lon C. Kile as New Independent Director and Announces the Resignation of C. Kent Conine From the Board of Directors

HOUSTON, March 3, 2008 (PRIME NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) announced today that Lon C. Kile has joined the Board of Directors.

Mr. Kile, 52, has been active in the energy industry for over thirty years. He retired as the Chief Financial Officer of Energy Transfer Company (now Energy Transfer Partners, L.P.) in 2004. Prior to Energy Transfer, he served as Director, President and Chief Operating Officer of Prize Energy Corp. from 1999-2002. Before Prize, Mr. Kile was an Executive Vice President with Pioneer Natural Resources Company. During his 14 year history with Pioneer and its predecessor, Parker and Parsley Petroleum Company, he served in numerous financial and operating positions. Prior to 1985, he worked at Arthur Young & Co. (now Ernst & Young LLP). Mr. Kile earned his Bachelor of Business Administration degree in accounting from Oklahoma State University.

Ken Hersh, NGPC's Chairman commented, "We are honored to have Lon join our Board of Directors. He has a tremendous amount of knowledge in both the energy and financial markets and will be a valuable resource for the company."

Mr. Kile's appointment to the Board fills a vacancy created by the resignation of C. Kent Conine. Mr. Conine informed the Board of his resignation due to the increasing time demands stemming from his recent appointment by Texas' Governor Rick Perry to Chair the Texas Department of Housing and Community Affairs as well as the professional commitments of his real estate company and his board service at the Federal Home Loan Bank of Dallas.

Mr. Hersh concluded, "Kent has been a key member of our Board since the inception of the Company. His contributions have been invaluable in establishing the professional practices of our Board. We regret that his other time commitments preclude his staying on our Board. We thank him for his dedication and work on behalf of NGPC."

Mr. Kile's appointment to and Mr. Conine's resignation from the NGPC Board of Directors are effective as of February 29, 2008.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with $9.3 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4362

This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com) or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

CONTACT: NGP Capital Resources Company
         Investor Relations Contact:
         Steve Gardner
         713-752-0062
         investor_relations@ngpcrc.com